Exhibit 23.9
December 11, 2009
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Re:	Consent of Trepp LLC
Ladies and Gentlemen:
     We understand that Terreno Realty Corporation (“the Company”) is intending to file a Registration Statement on Form S-11 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of certain shares of common stock. Trepp LLC (“Trepp”) hereby consents to the use by the Company of the following information in the Registration Statement and related prospectus, and any amendments or supplements thereto, to be filed with the Securities and Exchange Commission:
•	“According to Trepp, LLC, or Trepp, as of October 31, 2009, the percentage of commercial mortgage-backed securities, or CMBS, loans included in Trepp’s database that are delinquent by 30 days or more is at 4.83%, the highest level recorded by Trepp since 1998, which represents $35.2 billion in outstanding loan balances”.
The statement above does not constitute a report, valuation or opinion of a third party expert, and notwithstanding granting this consent, Trepp disclaims being in the category of persons whose consent is required under Section 7 of the Securities Act. Trepp hereby consents to the filing of this consent as an exhibit to the Registration Statement and related prospectus, and any amendments of supplements thereto, to be filed with the Securities and Exchange Commission.
     We understand that the Company’s intent to file the Registration Statement is highly confidential. We will not disclose any information about the Company’s intent to file the Registration Statement.

TREPP LLC
By:	/s/ Paul M. Vogt
	Name:	Paul M. Vogt
	Title:	Company Secretary